Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS
	Investors:	Larry Waisanen (703) 480-3670
	Media:	Sherry Peske (703) 480-3632

Lafarge North America Reports First Quarter Results

•	Sales up sharply on good weather and demand
•	Seasonal net loss improves $16 million
•	Board declares quarterly cash dividend

HERNDON, VA, May 4, 2004—Lafarge North America Inc. (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported a first-quarter 2004 net loss of $70.8 million, or $0.96 per share diluted. The results compare to a net loss of $87 million, or $1.19 per share diluted, in the first quarter 2003.

Lafarge North America normally reports a loss in the first quarter of the year as its business activity slows during the winter months and the company performs most of its major plant maintenance programs in preparation for the main construction season.

Weather conditions during the quarter were more typical compared with the unusually harsh winter experienced last year. Consequently, volumes in the cement and construction materials divisions were up significantly. Moderate improvements were also realized compared with 2002 and 2001 when weather conditions were more favorable. The cement and construction materials businesses reported better operating results compared with the year-ago quarter, and the gypsum segment reported its third consecutive quarterly profit. These gains were partially offset by higher pension and post-retirement expenses, small divestment losses from the sale of certain construction materials assets, and higher depreciation expenses.

“We have had a good start to the year,” said Philippe Rollier, president and chief executive officer of Lafarge North America. “Even though we benefited from better weather compared with last year, we are also seeing improvements in underlying demand that are encouraging for the balance of the year. We are particularly pleased with the momentum in our gypsum division, which just reported its third consecutive quarterly profit.”

Consolidated net sales were up 24 percent over last year to $509 million. Excluding a favorable Canadian exchange rate effect, net sales were 17 percent higher than last year. U.S. net sales increased 19 percent compared with last year, while Canadian sales increased 15 percent in local currency.

The strengthening of the Canadian dollar negatively impacted operating income during the quarter by $6.2 million, or $0.05 per share diluted.

First-Quarter Results by Operating Segment

Construction Materials

The construction materials segment reported an operating loss of $63.6 million in the quarter, an improvement of 6 percent compared with an operating loss of $67.3 million during the first quarter 2003. Excluding a $5.5 million impact from the change in the value of the Canadian dollar, operating results from construction aggregates, ready-mixed concrete and concrete products were considerably better compared with 2003. Results from asphalt and paving were in line with last year. Volumes improved due to more normal weather conditions, and higher aggregate prices and lower operating costs offset increased pension expenses. As expected, pension expenses during the quarter increased by $2.7 million over the same period last year.

Net sales during the quarter were $286.7 million, up 25 percent over last year, or 17 percent higher excluding the impact of the exchange rate. Sales volumes in aggregates and ready-mixed concrete improved compared with last year, while asphalt and paving volumes remained flat. The paving season in most markets does not begin in earnest until summer.

Aggregate (crushed stone, sand and gravel) shipments totaled 16.1 million tons during the quarter, 28 percent above 2003 levels. Volumes in the U.S. were up 39 percent compared with the year-ago quarter, due to stronger market conditions in the Great Lakes region and Maryland, and higher sales in Colorado. In the Canadian markets, sales volumes were up 18 percent due to stronger demand in Vancouver and higher levels of project work in central Ontario. Average selling prices increased 4 percent over last year due to the successful implementation of price increases in most regions.

Ready-mixed concrete volumes improved 10 percent over the same period last year to 1.9 million cubic yards. Volumes in Canada increased 13 percent to 1 million cubic yards due to sustained residential construction, particularly in Vancouver. In the U.S., volumes increased 7 percent to 0.9 million cubic yards in the quarter, primarily due to strong demand in Maryland. Average selling prices were down slightly in the quarter as continued price degradation in the metro Denver area offset price and margin improvements elsewhere.

Cement and Cement-Related Products

In 2003, the company divested its Florida cement operations, and results from this business have been reclassified as discontinued operations.

Cement and cement-related products reported an operating loss of $18.2 million during the quarter, a $12.3 million improvement from the loss of $30.5 million in the first quarter 2003. The improvement reflects increased sales volumes and production, partially offset by increased pension expenses. As expected, pension costs in the quarter increased by $1.7 million over the same period last year.

Net sales from continuing operations were $177 million, an increase of 19 percent compared with last year. Excluding the favorable impact of the exchange rate, revenues were up 13 percent from the same period in 2003.

Total cement sales volumes during the quarter improved by 15 percent compared with last year due to favorable weather conditions and increased demand. U.S. volumes were up 18 percent to 1.3 million tons and Canadian volumes were up 9 percent to 0.6 million tons. Average cement prices were 1 percent lower than the year-ago quarter as a result of declines experienced in selected U.S. markets during the last three quarters of 2003. Higher prices went into effect in most Canadian markets on January 1, 2004. Price increases in virtually all U.S. markets went into effect on April 1, and increases in the balance of Canadian and U.S. markets will be implemented during the second quarter.

Gypsum

The gypsum segment reported its third consecutive quarterly profit, earning $4.5 million compared with a loss of $5.4 million in the first quarter 2003, a $9.9 million improvement. Strong sales volumes and higher selling prices contributed to the gain.

Wallboard sales volumes increased to 542 million square feet, 11 percent higher compared with the same period last year, mainly due to continued high levels of activity in residential construction. In response to increased demand, the company’s gypsum plants ran at full capacity during the entire quarter.

The average mill net price of $112 per msf during the quarter was 22 percent higher compared with last year. This price reflects the realization of two price increases made in January and March of this year. A further price increase is expected in May.

While energy prices were lower than last year, manufacturing costs increased due to higher prices for paper and gypsum, as well as higher labor costs attributable to increased production.

Outlook

Although many signs point to a recovery in the general economy and construction industry during 2004, the strength and timing of the recovery remains uncertain.

The strong start to the year increases the company’s optimism about its prospects in 2004. However, because activity during this quarter represents only a small percentage of the company’s annual business, it is not necessarily indicative of the full-year trend.

The company expects volumes to increase modestly for the full year and believes that current market conditions are supportive of price increases in each of our product lines. The absence of gains realized as a result of cement-related divestitures made during 2003, as well as a further $20 million increase in pension and post-retirement expenses during 2004, will negatively affect year-over-year net income comparisons.

Although it is still early, barring significant changes in current market conditions, the company expects to realize strong growth in earnings from continuing operations in 2004 compared with 2003, excluding gains on asset divestitures in both years.

Quarterly Dividend Declared

At its meeting today, the board of directors declared a cash dividend of twenty cents ($0.20) per share of Lafarge North America common stock, payable on June 1, 2004 to shareholders of record on May 17, 2004.

Stock Repurchase Plan

In May 2003, the board of directors approved a stock repurchase plan authorizing the company to spend up to $50 million to repurchase its common stock. The plan allows Lafarge North America, at management’s discretion, to buy back its common stock from time to time in the market or through privately negotiated transactions through December 31, 2004. During the quarter, the company repurchased 126,000 shares at an average price of $40.78 per share. To date, the company has repurchased 154,000 shares for a total of $6 million at an average price of $38.95 per share.

Conference Call

Lafarge North America will broadcast its earnings conference call over the Internet beginning at 11 a.m., Eastern Daylight Time on Wednesday, May 5, 2004. Interested investors may log on to the company’s Web site for further information at www.lafaragenorthamerica.com. The conference call will also be archived on the company’s Web site for 90 days after the event.

Profile

Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2003, net sales exceeded $3.3 billion.

Lafarge North America’s majority shareholder is Lafarge (Paris Stock Exchange: LG; NYSE: LR). The Lafarge Group is the world leader in building materials, with 77,000 employees in 75 countries. It holds top-ranking positions in all four of its divisions: Cement, Aggregates and Concrete, Roofing and Gypsum. In 2003, the Lafarge Group recorded sales of more than 13.6 billion euros.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

# # #

Visit the Lafarge North America web site at www.lafargenorthamerica.com

LAFARGE NORTH AMERICA INC.

Consolidated Income Statement Information(1)
(unaudited and in thousands, except per share amounts)

	Quarter Ended March 31		12 Months Ended March 31
	2004	2003	2004	2003
Net Sales from Continuing Operations
Construction materials	$286,706	$228,625	$2,090,615	$1,936,570
Cement and cement-related products	177,013	148,888	1,226,494	1,122,428
Gypsum	74,032	57,159	271,134	231,643
Eliminations	(28,882)	(22,933)	(172,177)	(145,854)

Total Net Sales from Continuing Operations	$508,869	$411,739	$3,416,066	$3,144,787

Income (Loss) from Continuing Operations
Construction materials	$(63,603)	$(67,337)	$187,476	$181,676
Cement and cement-related products	(18,235)	(30,461)	302,729	268,806
Gypsum	4,533	(5,440)	4,923	(19,293)

	(77,305)	(103,238)	495,128	431,189
Corporate and unallocated expenses(2)(3)	(21,982)	(16,720)	(62,739)	(76,936)

Total Income from Continuing Operations Before Interest and Taxes	(99,287)	(119,958)	432,389	354,253
Minority interest	(1,726)	(1,675)	(7,422)	(7,810)
Interest expense, net	(7,207)	(13,026)	(47,883)	(46,119)

Earnings from Continuing Operations Before Income Taxes	(108,220)	(134,659)	377,084	300,324
Income taxes(4)	37,426	47,201	(142,973)	(74,777)

Net Income from Continuing Operations	(70,794)	(87,458)	234,111	225,547
Income from discontinued operations, net of tax(5)	—	3,646	62,678	12,359
Change in accounting principle, net of tax	—	(3,214)	—	(3,214)

Net Income	$(70,794)	$(87,026)	$296,789	$234,692

Net Income per Common Equity Share
From continuing operations — basic	$(0.96)	$(1.20)	$3.19	$3.08
From discontinued operations — basic	—	0.05	0.85	0.17
Cumulative effect of change in accounting principle — basic	—	(0.04)	—	(0.04)

Net income per share — basic	$(0.96)	$(1.19)	$4.04	$3.21

From continuing operations — diluted	$(0.96)	$(1.20)	$3.14	$3.05
From discontinued operations — diluted	—	0.05	0.84	0.17
Cumulative effect of change in accounting principle — diluted	—	(0.04)	—	(0.04)

Net income per share — diluted	$(0.96)	$(1.19)	$3.98	$3.18

Average Number of Common Equity Shares Outstanding
Basic	73,903	73,135	73,495	73,017
Diluted	73,903	73,135	74,628	73,743

NOTES:

(1)	Because of seasonal, weather-related conditions in several of the company’s marketing areas, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Corporate and unallocated expenses for the quarter and 12 months ended March 31, 2004 include a loss of $1.8 million and a gain of $26.6 million on divestitures of non-strategic businesses and other assets, compared to a gain of $0.5 million and a gain of $28.1 million reflected in the quarter and 12 months ended March 31, 2003.

(3)	Corporate and unallocated expenses for the 12 months ended March 31, 2003 include a $26 million loss for the idling of a gypsum plant in Wilmington, Delaware.

(4)	Income tax expense for the 12 months ended March 31, 2004 was unfavorably affected by $7.6 million (approximately Canadian $11 million) due to higher provincial tax rates in Canada. Income tax expense for the 12 months ended March 31, 2003 includes a $28.3 million one time tax benefit resulting from the reversal of a valuation allowance and other nonrecurring tax benefits.

(5)	Income from discontinued operations relates to Lafarge Florida Inc. and includes an after tax gain on sale of $58.0 million in the 12 months ended March 31, 2004. The sale was completed in August 2003.

Consolidated Balance Sheet Information
(unaudited and in thousands)

	March 31		December 31
	2004	2003	2003
Assets from Continuing Operations:
Cash, cash equivalents and short-term investments	$544,396	$363,289	$699,217
Other current assets	971,342	903,642	966,997
Property, plant and equipment, net	2,346,075	2,253,381	2,369,452
Other long-term assets	804,138	679,447	730,998

Total Assets from Continuing Operations	4,665,951	4,199,759	4,766,664

Assets from Discontinued Operations:(1)
Net current assets	—	6,155	—
Net noncurrent assets	—	14,324	—

Total Assets from Discontinued Operations	—	20,479	—

Total Assets	$4,665,951	$4,220,238	$4,766,664

Liabilities and Shareholders’ Equity from Continuing Operations:
Short-term debt	$160,024	$314,922	$1,775
Other current liabilities	421,916	383,786	581,470
Long-term debt	722,150	663,446	715,391
Other long-term liabilities	805,290	707,657	808,386
Shareholders’ equity	2,556,571	2,145,136	2,659,642

Total Liabilities and Shareholders’ Equity from Continuing Operations	4,665,951	4,214,947	4,766,664

Current Liabilities from Discontinued Operations(1)	—	5,291	—

Total Liabilities and Shareholders’ Equity	$4,665,951	$4,220,238	$4,766,664

Indebtedness
Long-term debt, including current portion	$882,174	$978,368	$717,166
Cash, cash equivalents and short-term investments	(544,396)	(363,289)	(699,217)

Total debt, net of cash, cash equivalents and short-term investments	$337,778	$615,079	$17,949

Consolidated Cash Flow Information (unaudited and in thousands)

	March 31
	2004	2003

Net cash used by operating activities	$(254,788)	$(175,680)
Capital expenditures and acquisitions	(48,163)	(19,220)
Proceeds from property, plant and equipment dispositions	3,863	2,016
Cash provided by financing activities	158,662	161,156
Purchases of short term investments	(16,625)	(8,091)
Effect of exchange rate changes	(10,535)	20,160
Other	(3,860)	1,487

Net decrease in cash and cash equivalents	(171,446)	(18,172)
Cash and cash equivalents at beginning of period	630,644	351,110

Cash and cash equivalents at end of period	$459,198	$332,938

(1)	Discontinued operations relate to Lafarge Florida Inc. The sale was completed in August 2003